Exhibit (i)(2)

VEDDER PRICE

VEDDER PRICE P.C. 222 NORTH LASALLE STREET CHICAGO, ILLINOIS 60601 312-609-7500 FAX: 312-609-5005 CHICAGO - NEW YORK CITY - WASHINGTON, D.C.

July 27, 2011

DWS State Tax-Free Income Series
       DWS Massachusetts Tax-Free Fund
345 Park Avenue
New York, New York 10154

Ladies and Gentlemen:

We have acted as counsel to DWS State Tax-Free Income Series, a Massachusetts business trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (“SEC”) of Post-Effective Amendment No. 52 to the Trust’s Registration Statement on Form N-1A (the “Post-Effective Amendment”) under the Securities Act of 1933, as amended (the “1933 Act”), registering an indefinite number of shares of beneficial interest, without par value, in the DWS Massachusetts Tax-Free Fund, a series of the Trust (the “Portfolio”), of which the shares of beneficial interest of DWS Massachusetts Tax-Free Fund have been classified and designated as Class A, Class B, Class C and Class S (collectively, the “Shares”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment.  In connection with rendering that opinion, we have examined the Post-Effective Amendment, the Trust’s Amended and Restated Declaration of Trust, the Trust’s Amended and Restated Bylaws, the actions of the Trustees of the Trust authorizing the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below.  In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies.  As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Trust.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the statutory laws and regulations of the United States of America and the statutory laws and regulations (but not cases decided thereunder) of the Commonwealth of Massachusetts, which, in our experience, are normally directly applicable to the issuance of shares of beneficial interest by an entity such as the Trust.  We express no opinion with respect to any other laws.

VEDDER PRICE

DWS State Tax-Free Income Series
July 27, 2011

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (b) when issued and paid for upon the terms provided in the Post-Effective Amendment, subject to compliance with the 1933 Act, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Trust or the Portfolio.  However, the Amended and Restated Declaration of Trust disclaims shareholder liability for acts and obligations of the Trust or the Portfolio.  The Amended and Restated Declaration of Trust also provides for indemnification out of the property of the Portfolio for all legal and other expenses reasonably incurred by any shareholder of the Portfolio held personally liable for the obligations of the Portfolio.  Thus, the risk of liability is limited to circumstances in which the Portfolio would be unable to meet its obligations.

This opinion is rendered solely for your use in connection with the filing of the Post-Effective Amendment.  We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment.  In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.  Except as specifically authorized above in this paragraph, this opinion is not to be quoted in whole or in part or otherwise referred to, nor is it to be filed with any government agency or any other person (except when required to be filed as an exhibit to the Post-Effective Amendment), without, in each case, our prior written consent.  This opinion is given to you as of the date hereof, and we assume no obligation to advise you of any change that may hereafter be brought to our attention.  The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/VEDDER PRICE P.C.